Exhibit 10.6(xi)

CLEARWATER PAPER CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
2008 STOCK INCENTIVE PLAN
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into on the Grant Date specified in the attached Addendum to this Agreement, by and between Clearwater Paper Corporation, a Delaware corporation (the “Corporation”), and the Employee named in the attached Addendum (the “Employee”).
W I T N E S S E T H:
WHEREAS, the Corporation maintains the Clearwater Paper Corporation 2008 Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected to receive a grant of Restricted Stock Units under Section 10 of the Plan;
NOW, THEREFORE, for valuable consideration, the parties agree as follows:
1.Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth in this Section 1. Capitalized terms not defined in this Agreement shall have the same definitions as in the Plan.
(a)    “Addendum” means the attached Addendum.
(b)    “Cause” means the occurrence of any one or more of the following: (i) the Employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) the Employee’s participation in a fraud or act of dishonesty against the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation that results in material harm to the business of the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation; (iii) the Employee’s intentional, material violation of any contract between the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation and the Employee, or any statutory duty the Employee owes the Corporation, its Affiliates or any successor to the Corporation, in either case that the Employee does not correct within 30 days after written notice thereof has been provided to the Employee, (iv) the commission of an act by the Employee that could (either alone or with other acts) be considered harassment or discrimination on the basis of gender, race, age, religion, sexual orientation or other protected category; or (v) the commission by the Employee of an alcohol or drug offense in violation of the Corporation’s, or a Subsidiary’s or an Affiliate’s Substance Abuse Policy for salaried employees.
(c)    “Disability” means a condition pursuant to which the Employee who is—
(i)    unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(ii)    by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.
(d)    “Double Trigger Event” means the Employee’s Service with the Corporation or a Subsidiary or an Affiliate is involuntarily terminated without Cause or voluntarily terminated for Good Reason within one month prior to or 24 months following the effective date of a Change of Control.

(e)    “Good Reason” means that one or more of the following are undertaken by the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation without the Employee’s written consent: (i) the assignment to the Employee of any duties or responsibilities that results in a material diminution in the Employee’s position or function as in effect immediately prior to the effective date of a Change of Control; provided, however, that a change in the Employee’s title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a 10% or greater reduction, other than in connection with an across-the-board reduction applicable to other similarly situated employees , by the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation in the Employee’s base salary and/or target bonus, and/or target long-term incentive opportunity, all as in effect on the effective date of the Change of Control or as increased thereafter; (iii) any failure by the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation to continue in effect (or substantially replace in the aggregate) any material benefit plan or program in which the Employee was participating immediately prior to the effective date of the Change of Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation that would adversely affect the Employee’s participation in or reduce the Employee’s benefits under the Benefit Plan; provided, however, that no voluntary termination of Service with Good Reason shall be deemed to have occurred if the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation provide for the Employee’s participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of the Employee’s business office to a location more than 50 miles from the location at which the Employee performs duties as of the effective date of the Change of Control, except for required travel by the Employee on the Corporation’s, its Subsidiaries’ or Affiliates’ or any successor to the Corporation’s business; or (v) a material breach by the Corporation, its Subsidiaries or Affiliates or any successor to the Corporation concerning the terms and conditions of the Employee’s employment.
(f)    “Grant Date” means the effective date of the Award of the Restricted Stock Units to the Employee, as specified in the Addendum.
(g)    “Retirement” means the Employee’s termination of Service on or after the earlier of his or her (A) attainment of age 65 or (B) attainment of age 55 and completion of 10 years of Service.
(h)    “Retirement Plan” means the Clearwater Paper Salaried Retirement Plan.
(i)    “Service” shall have the meaning given such term under the Plan, except that as used in this Agreement the term “Service” shall be limited to employment and shall exclude service performed as an Outside Director or as a Consultant.
(j)    “Vesting Period” means the period specified in the Addendum.
2.Award. Subject to the terms of this Agreement and the Addendum, the Employee is hereby awarded a grant of Restricted Stock Units in the number set forth in the attached Addendum (the “Award”). Except as otherwise set forth herein, the number of Shares actually payable to the Employee is contingent on the Employee’s continuous Service for the duration of the Vesting Period. This Award has been granted pursuant to the Plan and is subject to all the terms and provisions thereof, a copy of which is attached and the terms and conditions of which are incorporated by reference into this Agreement.
3.Dividend Equivalents. During the Vesting Period, dividend equivalents shall be converted into additional Restricted Stock Units based on the closing price of the Stock on the New York Stock Exchange on the dividend payment date. Such additional Restricted Stock Units shall vest or be forfeited in the same manner as the underlying Restricted Stock Units to which they relate.
4.Settlement of Awards. Pursuant to Section 5 of this Agreement, the Corporation shall deliver to the Employee one Share for each vested Restricted Stock Unit included in the Award and, as applicable, one share for each vested Restricted Stock Unit that corresponds to an accrued dividend equivalent. Any vested Restricted Stock Units payable to the Employee (including Shares payable pursuant to Section 3 above) shall be paid solely in Shares. Any fractional Share will be rounded to the closest whole Share.
5.Time of Payment. Except for Shares issuable pursuant to Section 8, the Shares issuable for the vested Restricted Stock Units shall be delivered to the Employee (or, in the case of the Employee’s death, to the Employee’s beneficiary or representative) as soon as practicable after the end of the Vesting Period (but in no event late than the 15th day of the third calendar month following the date on which the Vesting Period ends). With respect to Shares issuable in connection with Restricted Stock Units that become vested pursuant to Section 8, such Shares shall be delivered to the Employee as soon as practicable after (but no later than the 15th day of the third calendar month after) the date on which the Double Trigger Event occurs; provided however, that if the Employee’s Service with the Corporation, a Subsidiary or an Affiliate is involuntarily terminated without Cause or voluntarily terminated for Good Reason on or prior to the date of the Change of Control to which the Double Trigger Event relates, then such Shares shall be delivered immediately prior to the consummation of such Change of Control.
6.Retirement, Disability, or Death During the Vesting Period. If the Employee’s Service with the Corporation or a Subsidiary or an Affiliate terminates during the Vesting Period because of the Employee’s Retirement, due to his or her Disability or due to his or her death, the Employee (or, in the case of the Employee’s death, the Employee’s beneficiary or representative) will be entitled to any already vested portion of the Restricted Stock Units plus the next tranche of Restricted Stock Units scheduled to vest.
7.Termination of Service During the Vesting Period. If the Employee’s Service terminates during the Vesting Period for any reason other than as described in Section 6 or Section 8, the portion of unvested Restricted Stock Units granted under this Agreement shall be terminated automatically as of the date of such termination of Service.
8.Change of Control. If a Double Trigger Event occurs during the Vesting Period, the Restricted Stock Units shall become immediately vested in full and payable in accordance with Sections 4 and 5 above.
9.Available Shares. The Corporation agrees that it will at all times during the term of this Agreement reserve and keep available sufficient authorized but unissued or reacquired Shares to satisfy the requirements of this Agreement.
10.Applicable Taxes. In the event the Corporation determines that it is required to withhold state or federal income taxes, Social Security taxes, or any other applicable taxes as a result of the payment of the Shares, the Corporation will satisfy such withholding requirements by withholding of Shares otherwise payable upon the settlement of the Award, which Shares will have a Fair Market Value (determined as of the date when taxes would otherwise be withheld in cash) not in excess of the legally required minimum amount of tax withholding.
11.Relationship to Other Benefits. Restricted Stock Units shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay-related plan of the Corporation or its Subsidiaries or Affiliates.
12.Required Deferral. In the event that, as of the end of the Vesting Period, the value of the Shares issuable for the vested Restricted Stock Units exceeds the amount that would be deductible by the Corporation due to the application of Section 162(m) of the Code, the payment of that portion of such Shares having a value in excess of the amount deductible by the Corporation under Section 162(m) of the Code shall be automatically deferred until the first calendar year in which the Corporation reasonably anticipates that deduction of the payment will not be barred by application of Section 162(m) of the Code. Any portion of such Shares so deferred shall be credited with dividend equivalents which shall be paid out as additional Shares at the same time as the underlying Shares with respect to which the dividend equivalents are credited.

13.Stockholder Rights. Neither the Employee nor the Employee’s beneficiary or representative shall have any rights as a stockholder with respect to any Shares subject to this Agreement until such Shares shall have been issued to the Employee or the Employee’s beneficiary or representative.
14.Transfers, Assignments, Pledges. Except as otherwise provided in this Agreement, the rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Agreement, contrary to the provisions of this Section 14, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Agreement, the Award and the rights and privileges conferred by this Agreement shall immediately become null and void. However, this Section 14 shall not preclude: (i) an Employee from designating a beneficiary to succeed, after the Employee’s death, to any rights of the Employee or benefits distributable to the Employee under this Agreement not distributed at the time of the Employee’s death; or (ii) a transfer of any Award hereunder by will or the laws of descent or distribution. In that regard, any such rights shall be exercisable by the Employee’s beneficiary, and such benefits shall be distributed to the beneficiary, in accordance with the provisions of this Agreement and the Plan. The beneficiary shall be the named beneficiary or beneficiaries designated by the Employee in writing filed with the Corporation in such form and at such time as the Corporation shall require. If a deceased Employee has not designated a beneficiary, or if the designated beneficiary does not survive the Employee, any benefits distributable to the Employee shall be distributed to the legal representative of the estate of the Employee. If a deceased Employee has designated a beneficiary and the designated beneficiary survives the Employee but dies before the complete distribution of benefits to the designated beneficiary under this Agreement, then any benefits distributable to the designated beneficiary shall be distributed to the legal representative of the estate of the designated beneficiary.
15.No Employment Rights. Nothing in this Agreement shall be construed as giving the Employee the right to be retained as an employee or as impairing the rights of the Corporation or a Subsidiary or an Affiliate to terminate his or her employment at any time, with or without cause.
16.Prohibited Activities. Notwithstanding any provision in this Agreement to the contrary, if the Employee, directly or indirectly, engages in any “Prohibited Activity” (as defined below) without the Corporation’s prior written consent, then any portion of this Award that remains outstanding as of the date of such Prohibited Activity shall be immediately cancelled and forfeited. “Prohibited Activity” means any of the following activities engaged in, directly or indirectly, by the Employee during the time the Employee is employed by the Corporation or any of its Affiliates (collectively, “Clearwater Paper”) or during the Vesting Period, in each case as determined by the Committee in its sole discretion:
(a)     The Employee engages in, whether as an owner, consultant, employee or otherwise, activities competitive with that of Clearwater Paper in any state, province or like geography where Clearwater Paper does business;
(b)     Other than on behalf of Clearwater Paper, the Employee solicits for employment, offers or causes to be offered employment, either on a full-time, part-time or consulting basis, to any person who is employed by Clearwater Paper and with whom the Employee had regular contact during the course of his or her employment by Clearwater Paper; or
(c)     The Employee breaches any of the Employee’s obligations under any confidentiality or nondisclosure agreement with Clearwater Paper.
17.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

18.Interpretation/Applicable Law. This Agreement shall be interpreted and construed in a manner consistent with the terms of the Plan and in accordance with the laws of the State of Delaware (without regard to choice of law principles). If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.
19.Term of the Agreement. The term of this Agreement shall end upon the earlier of (i) the delivery of all of the Shares or other consideration to be issued in exchange for the Restricted Stock Units (and accrued dividend equivalents) subject to the Award granted to the Employee or (ii) upon the termination of the Employee’s Service for any reason other than retirement under the Retirement Plan, the Employee’s Disability or death or in connection with a Double Trigger Event.
20.Compliance with Section 409A of the Code. The provisions of this Agreement regarding the payments to be provided to the Employee are intended to comply with Section 409A of the Code or an exemption therefrom, and any ambiguity in any such provision shall be resolved in a manner that supports compliance with Section 409A or an exemption therefrom. Without limiting the foregoing,

a.
The provisions of Sections 5 and 8 requiring payment after a Double Trigger Event or otherwise upon an Employee’s termination of Service shall be construed to require that the Employee “separate from service” with Clearwater and its Affiliates within the meaning of Treasury Regulation Section 1.409A-1(h) as a condition to the Employee receiving such payment.

b.
If the Employee is entitled to receive a payment subject to Section 409A of the Code after a Double Trigger Event or otherwise upon a termination of Service, and the Corporation determines in good faith that the Employee is a “specified employee” as defined in Section 409A as of the date his Service terminates, then such payment shall be deferred and paid 6 months and 1 day following the date of the Employee’s termination of Service (or if earlier, payment shall be made within 60 days after the date of the Employee’s death).

c.	Any deferrals of payment required under Section 12 are intended to comply with Section 409A of the Code.
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IN WITNESS WHEREOF, each party has or has caused this Agreement to be executed as of the respective date set forth below.

CORPORATION:

Clearwater Paper Corporation,
a Delaware corporation

By:
Name:
Title:
Date:

EMPLOYEE:

Date: